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                                   SUPPLEMENT
                                       TO
                                OFFER TO PURCHASE
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                  ENDOGEN, INC.
                                       AT
                           $3.75 NET PER SHARE IN CASH
                                       BY
                             EWOK ACQUISITION CORP.
                            A WHOLLY-OWNED SUBSIDIARY
                                       OF
                                PERBIO SCIENCE AB

--------------------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON TUESDAY, JUNE 29, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

         THIS SUPPLEMENT, DATED JUNE 17, 1999, SUPPLEMENTS AND AMENDS THE OFFER TO PURCHASE, DATED JUNE 2, 1999, RELATING TO THE PROPOSED OFFER TO PURCHASE ALL OUTSTANDING SHARES OF COMMON STOCK OF ENDOGEN, INC. (THE "OFFER TO PURCHASE"). THIS SUPPLEMENT, WHICH SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE, IS BEING PROVIDED TO GIVE YOU CERTAIN ADDITIONAL INFORMATION. THE TERMS OF THE OFFER HAVE NOT BEEN CHANGED AND YOU MAY CONTINUE TO USE THE LETTER OF TRANSMITTAL AND PROCEDURES FOR TENDERING PREVIOUSLY DELIVERED TO YOU. CAPITALIZED TERMS USED HEREIN AND NOT OTHERWISE DEFINED HAVE THE MEANINGS ASCRIBED TO THEM IN THE OFFER TO PURCHASE.

                      The Dealer Manager for the Offer is:

                      VECTOR SECURITIES INTERNATIONAL, INC.

                                  June 17, 1999

TO ALL HOLDERS OF COMMON STOCK OF ENDOGEN, INC.:

8.  CERTAIN INFORMATION CONCERNING THE COMPANY

         THE COMPANY PROVIDED TO PARENT AND PURCHASER CERTAIN PROJECTIONS RELATING TO THE OPERATIONS OF THE COMPANY. THE FOLLOWING PARAGRAPHS ARE INSERTED IMMEDIATELY PRIOR TO THE LAST PARAGRAPH OF SECTION 8 OF THE OFFER TO
PURCHASE:

         During the course of discussions among Parent, Purchaser and the Company, the Company provided Purchaser and Parent certain non-public consolidated financial projections (the "Projections") relating to the operations of the Company, which are summarized below. The Projections were not prepared by the Company with a view to public disclosure or compliance with the published guidelines of the Commission regarding projections or with the guidelines established by the American Institute of Certified Public
Accountants and are included in this Offer to Purchase only because they were furnished to Parent and Purchaser. The Company has advised Purchaser and Parent that its internal financial forecasts (upon which the Projections provided to Parent were based) are, in general, prepared solely for internal use and capital budgeting and other management decisions, are based upon a variety of estimates and hypothetical assumptions, which may not be accurate or realized, and are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business development. The Projections are "forward-looking" and inherently subject to significant uncertainties and contingencies, many of which are beyond the control of the Company, including industry performance, general business and economic conditions, changing competition, adverse changes in applicable laws, regulations or rules governing life science companies, tax, accounting and other matters. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially higher or lower than those projected. The inclusion of this information should not be regarded as an indication that Parent, Purchaser, the Company, their respective financial advisors or anyone who received this information considered it a reliable predictor of future events and this information should not be relied on as such. Parent conducted an independent assessment of the Company's value and did not rely to any material degree on the Projections. None of Parent, Purchaser, the Company or their respective financial advisors assumes any responsibility for the validity, reasonableness, accuracy or completeness of the Projections and the Company has made no representation to Parent or Purchaser regarding the Projections.

         The Projections indicated that (a) revenues for the fiscal years ending May 31, 1999, 2000 and 2001 were estimated to be $10,296,281, $13,060,490 and
$16,043,754, respectively; (b) cost of revenues for the fiscal years ending May 31, 1999, 2000 and 2001 was estimated to be $3,871,949, $4,560,000 and
$5,545,000, respectively; (c) selling, general and administrative expenses for the fiscal years ending May 31, 1999, 2000 and 2001 were estimated to be $4,566,279, $5,120,000 and $5,690,000, respectively; (d) research and development expenses for the fiscal years ending May 31, 1999, 2000 and 2001 were estimated to be $2,054,333, $2,460,000 and $2,685,000, respectively; (e)
interest income, net for the fiscal years ending May 31, 1999, 2000 and 2001 was estimated to be $2,750, $25,000 and $55,000, respectively; (f) loss before taxes for the fiscal year ending May 31, 1999 was estimated to be $193,530 and income before income taxes for the fiscal years ending May 31, 2000 and 2001 was estimated to be $945,490 and $2,178,754, respectively;
(g) income tax provision for the fiscal years ending May 31, 1999, 2000 and 2001 was estimated to be $0, $397,106 and $915,077, respectively; and (h) net loss for the fiscal year ending May 31, 1999 was estimated to be $193,530 and net income for the fiscal years ending May 31, 2000 and 2001 was estimated to be $548,384 and $1,263,677, respectively.

10.      BACKGROUND OF THE OFFER; CONTACTS WITH THE COMPANY

         THE THIRD PARAGRAPH OF SECTION 10 OF THE OFFER TO PURCHASE IS AMENDED TO ADD THE FOLLOWING SENTENCE TO THE END OF THAT PARAGRAPH:

         See Section 8 "Certain Information Concerning the Company" for disclosure regarding certain projections that were delivered to Parent and Purchaser.

         Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth below. Additional copies of this Supplement, the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent. Stockholders may also contact their local broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                                    GEORGESON
                                 & COMPANY INC.
                                Wall Street Plaza
                               New York, NY 10005
                            (212) 440-9800 (Collect)
                        or Call Toll Free (800) 223-2064

                      The Dealer Manager for the Offer is:

                      Vector Securities International, Inc.

                               1751 Lake Cook Road
                                    Suite 350
                               Deerfield, IL 60015
                            (847) 374-3853 (Collect)